Exhibit 4.11

SHARE PURCHASE AGREEMENT

BETWEEN

GUSHAN ENVIRONMENTAL ENERGY LIMITED,

ENGEN INVESTMENTS LIMITED,

GOLD HERO HOLDINGS LIMITED

AND

SILVER HARVEST HOLDINGS LIMITED,

39/F, Two International Finance Centre

8 Finance Street

Central

Hong Kong

Tel: (852) 2509 7888

Fax: (852) 2509 3110

SHARE PURCHASE AGREEMENT

(this “agreement”)

December 31, 2010

PARTIES

GUSHAN ENVIRONMENTAL ENERGY LIMITED, a business company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (“Gushan”)

ENGEN INVESTMENTS LIMITED, a business company incorporated with limited liability under the laws of British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporation Centre, Tortola, British Virgin Islands (“Engen”), and a 67%-owned subsidiary of Gushan

GOLD HERO HOLDINGS LIMITED ( ) , a business company incorporated with limited liability under the laws of British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporation Centre, Tortola, British Virgin Islands (“Gold Hero”)

SILVER HARVEST HOLDINGS LIMITED ( ), a business company incorporated with limited liability under the laws of British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporation Centre, Tortola, British Virgin Islands (“Silver Harvest”), collectively, the foregoing companies are referred to as the “Parties”

BACKGROUND

This agreement contemplates a transaction in which Gushan will purchase from each of Gold Hero and Silver Harvest, and each of Gold Hero and Silver Harvest will sell to Gushan, a total of 800 shares of Engen, representing 8.00% of the issued and outstanding share capital of Engen, in return for aggregate total consideration of a value of US$6,447,762 consisting of US$2,716,419 in cash and cash equivalents and US$3,731,343 aggregate principal amount of promissory notes of Engen.

The Parties agree as follows.

1. Definitions.

“Auditor” means Gushan’s independent auditor as of the relevant date.

“Business Day” means any day (except Saturdays and Sundays) on which banks in Hong Kong are generally opened for business to the public.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with United States GAAP applied on a consistent basis.

“Closing” has the meaning set forth in §2(b) below.

“Closing Date” has the meaning set forth in §2(b) below.

“Engen Share” means any ordinary share of Engen.

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“GH Shares” means 436 Engen Shares owned by Gold Hero representing 4.36% of the existing issued and outstanding share capital of Engen.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of Engen, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated by this agreement; provided that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Engen, (2) national or international political or social conditions, including the engagement by the Peoples’ Republic of China in hostilities, whether pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon either, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of either, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this agreement and the other agreements contemplated by this agreement, (b) any existing event, occurrence, or circumstance with respect to which either or both of Gold Hero and Silver Harvest has knowledge as of this date, and (c) any adverse change in or effect on the business of Engen that is cured before the Closing Date.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Target Shares” means the GH Shares and the SH Shares, together representing 8.00% of the existing issued and outstanding share capital of Engen.

“SH Shares” means 364 Engen Shares owned by Silver Harvest representing 3.64% of the existing issued and outstanding share capital of Engen.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

2. Purchase and Sale of Target Shares.

(a) Basic Transaction. On the terms and subject to the conditions of this agreement, (1) Gushan agrees to purchase the GH Shares from Gold Hero and the SH Shares from Silver Harvest, and each of Gold Hero and Silver Harvest agrees to sell to Gushan the GH Shares and the SH Shares, respectively.

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(b) Purchase Price.

(i) Gushan agrees to pay Gold Hero at the Closing, or on such date as the Parties may agree, US$3,514,030 in consideration for the GH Shares, by delivery of (a) US$1,480,448 in Cash by wire transfer or delivery of other immediately available funds to an account designated by Gold Hero and (b) US$2,033,582 in Cash by wire transfer or delivery of other immediately available funds to the account of Engen in exchange for which Engen shall deliver a promissory note (the “GH Note”) in the form set forth as Exhibit A attached hereto in the aggregate principal amount of US$2,033,582.

(ii) Gushan agrees to pay to Silver Harvest at the Closing, or on such date as the Parties may agree, US$2,933,732 in consideration for the SH Shares, by delivery of (a) US$1,235,971 in Cash by wire transfer or delivery of other immediately available funds to an account designated by Silver Harvest and (b) US$1,697,761 in Cash by wire transfer or delivery of other immediately available funds to the account of Engen in exchange for which Engen shall deliver a promissory note (the “SH Note,” and together with the GH Note, the “Notes,” and each a “Note”) in the form set forth as Exhibit A attached hereto in the aggregate principal amount of US$1,697,761.

(c) Closing. The closing of the transactions contemplated by this agreement (the “Closing”) will take place at the offices of Gushan, located at 908, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong, beginning at 9:00 a.m. local time on the date on which all conditions to the obligations of the Parties to consummate the transactions contemplated in this agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) have been satisfied or waived or any other date the Parties mutually determine] (the “Closing Date”).

(d) Deliveries at Closing. Upon Closing, (i) the Parties shall deliver to each other the various instruments and documents referred to in §6 below, (ii) each of Gold Hero and Silver Harvest will deliver duly executed instruments of transfer, in the name of Gushan in respect of the GH Shares and the SH Shares, respectively, (iii) Gushan shall deliver to Gold Hero, Silver Harvest and Engen the consideration specified in §2(b) above.

3. Gold Hero’s and Silver Harvest’s Representations and Warranties.

(a) Each of Gold Hero and Silver Harvest jointly and severally represents and warrants to Engen and Gushan that the statements contained in this §3(a) are correct and complete as of the date of this agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this agreement throughout this §3(a).

(i) Organization of Gold Hero and Silver Harvest. Each of Gold Hero and Silver Harvest is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands.

(ii) Authorization of Transaction. Each of Gold Hero and Silver Harvest has full power and authority (including full corporate or other entity power and authority) to execute and deliver this agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Gold Hero and Silver Harvest, enforceable in accordance with its terms and conditions. Neither Gold Hero nor Silver Harvest need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this agreement. The execution, delivery, and performance of this agreement and all other agreements contemplated by this agreement have been duly authorized by each of Gold Hero and Silver Harvest.

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(iii) Non-contravention. Neither the execution and delivery of this agreement, nor the consummation of the transactions contemplated by this agreement, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court of the People’s Republic of China or of any other jurisdiction to which either of Gold Hero or Silver Harvest is subject or any provision of their respective governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either of Gold Hero or Silver Harvest is a party or by which either is bound or to which any of their respective assets are subject.

(iv) Target Shares. The Target Shares are issued fully paid or credited as fully paid and are legally and beneficially owned by Gold Hero and Silver Harvest, respectively, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Neither Gold Hero nor Silver Harvest is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require it to sell, transfer, or otherwise dispose of any shares of Engen.

(v) Regulation S.

(A) Neither Gold Hero nor Silver Harvest is a U.S. person and Gold Hero and Silver Harvest are purchasing the GH Note and SH Note, respectively, in an offshore transaction, as such terms are defined in Regulation S (“Regulation S”) under the Securities Act of 1934, as amended (the “Securities Act”).

(B) Neither Gold Hero nor Silver Harvest nor any persons acting on either of their behalves have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to any Engen Shares, and each of Gold Hero and Silver Harvest;

(C) Gold Hero and Silver Harvest each acknowledges and agrees that the neither the GH Note nor the SH Note has been registered under the Securities Act, or under any state securities or “blue sky” laws of any state of the United States, and unless so registered, may not be transferred, offered or sold in the United States or directly or indirectly, to any “U.S. persons” (as defined in Regulation S), except in accordance with the provisions of Regulations S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration statements of the Securities Act.

4. Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this agreement and the Closing.

(a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary to consummate and make effective the transactions contemplated by this agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §6 below).

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(b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with matters referred to herein.

5. Post-Closing Covenants.

(a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this agreement, each of the Parties will take any further action (including the execution and delivery of such further instruments and documents) any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

6. Conditions to Obligation to Close.

(a) Conditions to Gold Hero’s and Silver Harvest’s Obligations. Gold Hero’s and Silver Harvest’s obligations to consummate the transactions to be performed respectively by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) Each of Gushan and Engen must have performed and complied with all their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case the responsible Party must have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing; and

(ii) Engen must have delivered the GH Note and the SH Note to Gold Hero and Silver Harvest respectively.

Either of Gold Hero or Silver Harvest may waive any condition specified in this §6(a) if it executes a writing so stating at or before the Closing.

(b) Conditions to Gushan’s Obligation. Gushan’s obligation to consummate the transactions to be performed it in connection with the Closing is subject to satisfaction of the following conditions:

(i) The representations and warranties set forth in §3(a) above must be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) must be true and correct in all respects at and as of the Closing Date;

(ii) Each of Gold Hero and Silver Harvest must have performed and complied with all their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain the terms such as “Material Adverse Effect,” or “Material Adverse Change,” in which case each of Gold Hero and Silver Harvest must have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) Each of Gold Hero and Silver Harvest must have delivered to the Purchaser a share transfer form duly executed by the Gold Hero and Silver Harvest transferring the GH Shares and the SH Shares, respectively, to Gushan, together with the outstanding share certificates in respect of the GH Shares and the SH Shares;

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(iv) Each of Gold Hero and Silver Harvest must have delivered resolutions of its board of directors and its shareholders approving the transactions contemplated hereby;

(v) There may not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this agreement;

(vi) All actions to be taken by each of Gold Hero and Silver Harvest in connection with consummation of the transactions contemplated by this agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this agreement will be reasonably satisfactory in form and substance to Gushan and Engen; and

Gushan may waive any condition specified in this §6(b) if it executes a writing so stating at or before the Closing.

7. Restricted Securities.

(a) Each of Gold Hero and Silver Harvest understands that the Notes have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Gold Hero’s and Silver Harvest’s representations as expressed herein. Each of Gold Hero and Silver Harvest understands that such Notes received pursuant to this agreement are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, each of Gold Hero and Silver Harvest understands they must hold such Notes indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each of Gold Hero and Silver Harvest acknowledges that neither Engen nor Gushan has any obligation to register or qualify such Notes for resale. Each of Gold Hero and Silver Harvest further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for such Notes, and on requirements relating to Engen which are outside of Engen’s control, and which Engen is under no obligation and may not be able to satisfy.

(b) Each of Gold Hero and Silver Harvest understands that the Notes will bear the following legend:

“THIS NOTE WAS ORIGINALLY ISSUED ON                     , 2011 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OR ANY SUCH STATE SECURITIES LAWS THAT MAY BE APPLICABLE.”

8. Miscellaneous.

(a) Press Releases and Public Announcements. Except as provided herein, no Party may issue any press release or make any public announcement relating to this agreement; except that any Party may make any public disclosure it believes in good faith is required by applicable law, rules, regulations, rules of any self-regulating organization or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party before making the disclosure), including the issuance by Gushan of a press release announcing the execution and delivery of this Agreement and summarizing the transactions contemplated thereby and the furnishing of such press release to the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K.

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(b) No Third-Party Beneficiaries. This agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This agreement (including the documents referred to in this agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This agreement binds and inures to the benefit of the Parties named in this agreement and their respective successors and permitted assigns. No Party may assign either this agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

(e) Counterparts. This agreement may be executed in one or more counterparts (including by means of facsimile), each of which is deemed an original but all of which together constitute the same instrument.

(f) Headings. The section headings contained in this agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder must be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duty given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Gushan:	Chief Financial Officer Gushan Environmental Energy Limited Cricket Square, Hutchins Drive, P.O. Box 2681GT, Grand Cayman, KY1-1111 Cayman islands	Copyto:	G. Matthew Sheridan Sidley Austin 39/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong

If to Gold Hero:	Gold Hero Holdings Limited c/o: Deng Yuping ( ) P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands

If to Silver Harvest	Silver Harvest Holdings Limited c/o: Liu Jin ( ) P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands

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Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement is governed by and construed in accordance with the laws of the British Virgin Islands without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the British Virgin Islands.

(i) Amendments and Waivers. No amendment of any provision of this agreement will be valid unless in writing and signed by all Parties. No waiver by any Party of any provision of this agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless in writing and signed by the Party making such waiver, nor will any such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this agreement that is invalid or unenforceable in any situation in any jurisdiction does not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Survival. Those covenants and agreements set forth in this Agreement that, by their terms, are to have effect after the Closing shall survive for the period contemplated by such covenants and agreements.

(l) Expenses. Each Party will bear each of its own costs and expenses (including legal fees and expenses) incurred in connection with this agreement and the transactions contemplated by this agreement. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this agreement must be paid by Gold Hero and Silver Harvest when due, and each of Gold Hero and Silver Harvest shall, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such tax returns and other documentation.

(m) Construction. The Parties have participated jointly in negotiating and drafting this agreement. If an ambiguity or question of intent or interpretation arises, this agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation.

(n) Incorporation of Exhibits. The Exhibits identified in this agreement are incorporated in this agreement by reference and made a part hereof.

(o) Governing Language. This agreement has been negotiated and executed by the Parties in English. If any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version prevail.

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(p) Dispute Resolution.

(i) The Parties shall resolve their disputes informally to the maximum extent possible. The parties shall negotiate all matters of joint concern in good faith, with the intention of resolving issues between them in a mutually satisfactory manner. Only disputes within the scope of this agreement are subject to this §8(o)(i). However, nothing in this §8(o)(i) precludes the parties from exercising their arbitration rights pursuant to §8(o)(iii) following the period specified in §8(o)(ii). Each Party will bear its own attorney’s fees and costs in connection with the internal dispute resolution process; except, to the extent the parties otherwise agree in writing to incur certain costs to support the internal dispute resolution process, such costs will be shared equally by the parties. No statements made in connection with internal dispute resolution efforts will be considered admissions or statements against interest by either party. The parties will not attempt to introduce such statements at any later trial, arbitration, or mediation between the parties.

(ii) If a dispute, controversy, or claim arises out of or in relation to this agreement, then within seven Business Days after a written request by either party, duly authorized representatives will promptly confer to resolve the dispute. If these representatives cannot resolve the dispute or either of them determines they are not making progress toward the resolution of the dispute within 30 Business Days after their initial conference, then the dispute will be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in force at the date of commencement of the arbitration.

(iii) In any arbitration pursuant to this §8(o)(iii):

(A)	the place of arbitration will be Hong Kong;

(B)	the languages to be used in the arbitral proceedings will be English and Putonghua;

(C)	the appointing authority will be the Hong Kong International Arbitration Centre;

(D)	three arbitrators will be appointed, one each by the claimant and the respondent, and one (the “presiding arbitrator”) by the appointing authority; where there are multiple parties (whether as claimant and/or as respondent), the multiple claimants (jointly) shall appoint one arbitrator and/or the multiple respondents (jointly), shall appoint one arbitrator.

(iv) When three arbitrators have been appointed in any arbitration, the award will be given by a majority decision. If there is no majority, the award will be made by the presiding arbitrator of the arbitral tribunal alone.

(v) Any award given by an arbitral tribunal will be final and binding. By agreeing to arbitration, the parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may validly be made and insofar as any award in such arbitration may not be refused enforcement under the provisions of the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(vi) The parties hereby agree that their choice of the UNCITRAL Arbitration Rules is made pursuant to Article 19 of the UNCITRAL Model Law on International Commercial Arbitration. In addition to the UNCITRAL Arbitration Rules, the parties agree that the arbitration will be conducted according to the International Bar Association Rules of Evidence.

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IN WITNESS WHEREOF, the Parties are executing this Stock Purchase Agreement in multiple counterparts as of the date first above written.

GUSHAN ENVIRONMENTAL ENERGY LIMITED

By:	/S/ KWONG WAI SUN WILSON
Name: Kwong Wai Sun Wilson
Title: President

ENGEN INVESTMENTS LIMITED

By:	/S/ KWONG WAI SUN WILSON
Name: Kwong Wai Sun Wilson Title: Director

GOLD HERO HOLDINGS LIMITED

By:	/S/ DENG YUPING
Name: DENG Yuping ( ) Title: Sole Director

SILVER HARVEST HOLDINGS LIMITED

By:	/S/ LIU JIN
Name: Liu Jin ( ) Title: Sole Director

Exhibit A

Form of GH Note/SH Note

Nonnegotiable Promissory Note

US$	,2011

For value received, ENGEN INVESTMENTS LIMITED, a business company incorporated with limited liability under the laws of British Virgin Islands (“Maker”), promises to pay to [GOLD HERO HOLDINGS LIMITED ( )]/[SILVER HARVEST HOLDINGS LIMITED ( )], a business company incorporated with limited liability under the laws of British Virgin Islands (“Payee”), in lawful money of the United States of America, the principal sum of                      Dollars (US$            ), together with interest in arrears on the unpaid principal balance at an annual rate equal to the People’s Bank of China’s benchmark lending rate for financial institutions in the manner provided below. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Share Purchase Agreement, dated             , 2011, by and among Maker, Payee, Gushan Environmental Energy Limited and [Gold Hero Holdings Limited ( )]/[Silver Harvest Holdings Limited ( )] (the “Agreement”) and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

1. PAYMENTS

1.1 PRINCIPAL AND INTEREST

The principal amount of this Note and all interest thereon shall be due and payable on                 , 2012.

1.2 MANNER OF PAYMENT

All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day (except Saturdays and Sundays) on which banks in Hong Kong are generally opened for business to the public.

1.3 PREPAYMENT

Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

1.4 RIGHT OF SETOFF

Maker shall have the right to withhold and set off against any amount due hereunder the amount of any claim or payment of damages to which Maker may be entitled under the Agreement.

2. DEFAULTS

2.1 EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a) If Maker shall (i) commence a voluntary insolvency proceeding; (ii) consent to the entry of an order for relief against it in an involuntary insolvency proceeding; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; or (iv) make an assignment for the benefit of its creditors.

(c) If a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 60 days.

2.2 NOTICE BY MAKER

Maker shall notify Payee in writing within five days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3 REMEDIES

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

3. MISCELLANEOUS

3.1 WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2 NOTICES

Any notice required or permitted to be given hereunder shall be given in accordance with Section 8(g) of the Agreement.

3.3 SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.4 GOVERNING LAW

This Agreement is governed by and construed in accordance with the laws of the British Virgin Islands without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the British Virgin Islands.

3.5 PARTIES IN INTEREST

This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except that Payee may assign this Note to the Shareholders. Subject to the preceding sentence, this Note will be binding in all respects upon Maker and inure to the benefit of Payee and its successors and assigns.

3.6 SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words “including” or “includes” do limit the preceding words or terms and the word “or” is used in the inclusive sense.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as a deed as of the date first stated above.

ENGEN INVESTMENTS LIMITED

By:

Name:
Title:

IN THE PRESENCE OF:

Name:
Title: